                                                                     EXHIBIT 8.1



                                ________, 1997


Boards of Directors
Lexington First Federal Mutual Holding Company
Lexington First Federal Savings Bank
Community National Corporation
19 Natchez Trace Drive
Lexington, Tennessee 38351

         Re: Certain Federal Income Tax Consequences Relating to Proposed Mutual Holding Company Conversion to a Stock Holding Company
                  ------------------------------------------------------------

Ladies and Gentlemen:

       In accordance with your request, this letter sets forth hereinbelow the opinion of this firm relating to certain federal income tax consequences of the transactions described below. For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Conversion and Agreement and Plan of Reorganization as adopted by the Boards of Directors of Lexington First Federal Mutual Holding Company (the "MHC"), Lexington First Federal Savings Bank (the "Bank") on April 12, 1997, and as subsequently adopted as amended on July 12, 1997 and by the Board of Directors of Community National Corporation (the "Company") on August __, 1997 (the "Plan"); the Federal Stock Charter and Bylaws of the Bank; the Charter and Bylaws of the Company; the Affidavit of Representations dated July ___, 1997 provided to us by the Bank and the MHC (the "Affidavit"); and the Prospectus (the "Prospectus") included in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission ("SEC") on July ___, 1997 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.
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Board of Directors
Lexington First Federal Mutual Holding Company
Lexington First Federal Savings Bank
Community National Corporation
____________, 1997
Page 2

                                  BACKGROUND

         Based solely upon our review of such documents, and upon such information as the Bank, MHC, and Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth hereinbelow a general summary of the relevant factual proposed transactions, qualified in entirety by reference to the documents cited above.

         The Bank is a community-oriented financial institution which serves Lexington, Tennessee as well as all of Henderson County and the neighboring counties of Decatur, Madison, Carroll, and Chester in central and southwestern Tennessee. The Bank was organized in 1992 as a subsidiary of the MHC. Prior to that time, the MHC had operated as a federally chartered savings association in mutual form (the "Mutual Association") in the same area since 1961. Its deposits have been federally insured up to applicable limits, and it has been a member of the Federal Home Loan Bank system since that time. In 1992, the Bank was chartered as a subsidiary of the MHC. In the MHC Reorganization (as defined below), the Bank sold 80,000 shares of common stock, par value $1.00 per share (the "Bank Common Stock") to the public and the Mutual Association transferred substantially all of its assets and liabilities to the Bank in exchange for 135,000 shares of Bank Common Stock (the "MHC Reorganization"). The Bank's business has historically been the origination of mortgage loans on single-family residential real estate, with funds obtained through the attraction of savings deposits, primarily transaction accounts, and certificate accounts with terms of 18 months or less and Federal Home Loan Bank advances.

         The MHC is a federally chartered mutual holding company formed in 1992 in connection with the MHC Reorganization. The MHC's primary asset is 135,000 shares of Bank Common Stock which represented 60.54% of the shares of Bank Common Stock outstanding as of the date of the Prospectus. The MHC's only other asset at March 31, 1997 was a nominal amount of cash. As one of the transactions described in the Plan ( the "Stock Conversion and Reorganization"), the MHC will convert to an interim federal savings bank and simultaneously merge with and into the Bank, with the Bank being the surviving entity.

         Pursuant to the Plan adopted by the Bank and the MHC, the Bank will become a subsidiary of the Company upon consummation of the Stock Conversion and Reorganization. As a result of the Stock Conversion and Reorganization, Bank Common Stock held by the Bank's public stockholders (the "Public Bank Shares") will be converted into shares of the Company's common

Board of Directors
Lexington First Federal Mutual Holding Company
Lexington First Federal Savings Bank
Community National Corporation
____________, 1997
Page 3

stock, par value $1.00 per share (the "Company Stock"), with the exception of shares for which the holders perfect dissenters' rights of appraisal.

         Following the completion of the Stock Conversion and Reorganization, the Bank will convert to a national bank (the "National Bank") to be known as "Community National Bank of Tennessee" (the "Bank Conversion").

         The Company is a Tennessee corporation organized in July, 1997 by the Bank for the purpose of holding all of the capital stock of the Bank and in order to facilitate the Stock Conversion and Reorganization. The Company is offering Company Stock in connection with the Stock Conversion and Reorganization in a subscription offering and a community offering (the "Offerings"). Upon completion of the Stock Conversion and Reorganization, the only significant assets of the Company will be all of the outstanding Bank Common Stock, and the portion of the net proceeds from the Offerings retained by the Company. The business of the Company will initially consist of holding the stock of the Bank and following the consummation of the Bank Conversion, will hold the stock of the National Bank. The Company has no present plans to engage in any other activity but may in the future engage in any activity permitted under applicable Tennessee and federal law.

                             PROPOSED TRANSACTIONS

         The MHC, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Stock Conversion and Reorganization, and the subsequent Bank Conversion, the Company will be structured in the form used by holding companies of national banks, commercial banks, most business entities, and a growing number of savings institutions. The portion of the net proceeds from the sale of stock to be distributed to the Bank (and the National Bank) by the Company will substantially increase the Bank's (and the National Bank's) capital position which in turn will increase the amount of funds available for lending and investment and provide greater resources to support both current operations and future expansion by the National Bank. The holding company structure will provide greater flexibility than the Bank alone would have for diversification of business activities and geographic expansion. Management believes that this increased capital and operating flexibility will enable the National Bank to compete more effectively with other types of financial service organizations. As a holding company, the Company will have the ability to diversify the Company's and the National Bank's business activities through acquisition of, or mergers with, both stock savings institutions and commercial banks, as well as other companies. Although there are no current arrangements,

Board of Directors
Lexington First Federal Mutual Holding Company
Lexington First Federal Savings Bank
Community National Corporation
____________, 1997
Page 4

understandings or agreements regarding any such opportunities, the Company will be in a position after the Stock Conversion and Reorganization and Bank Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. In their decision to pursue the Stock Conversion and Reorganization and Bank Conversion, the MHC and the Bank considered various regulatory uncertainties associated with the mutual holding company structure as well as the general uncertainty regarding a possible elimination of the thrift charter.

         The proposed transactions will also be important to the future growth and performance of the holding company organization by providing a larger capital base to support the operations of the Bank, the National Bank, and Company and by enhancing their future access to capital markets, ability to diversify into other financial services related activities, and ability to provide services to the public. Although the Bank currently has the ability to raise additional capital through the sale of additional shares of Bank Common Stock, that ability is limited by the mutual holding company structure which, among other things, requires that the MHC hold a majority of the outstanding shares of Bank Common Stock.

         The Stock Conversion and Reorganization. In their decision to pursue
         ---------------------------------------
the Stock Conversion and Reorganization, the MHC and the Bank considered the various advantages of a stock holding company form of organization including:
(1) a stock holding company's ability to diversify the Company's and the Bank's business activities; (2) the larger capital base of a stock holding company; (3) the enhancement of the Company's future access to capital markets; (4) the increase in the number of outstanding shares of publicly traded stock (which may increase the liquidity of the Company Stock); and (5) the greater flexibility in structuring acquisitions. The Bank anticipates increasing its portfolio of commercial business, commercial real estate, and consumer loans following the Stock Conversion and Reorganization and Bank Conversion.

         Pursuant to the provisions of the Stock Conversion and Reorganization under the Plan: (i) the Company will issue stock to the Bank and become a wholly-owned subsidiary; (ii) the Company will form an interim savings and loan association ("Interim #1"); (iii) the MHC will convert to an interim federal stock savings association ("Interim #2") and simultaneously will merge with and into the Bank, the MHC will cease to exist and the 135,000 shares or 60.54% of the outstanding Bank Common Stock held by the MHC will be cancelled ("Merger 1"); and (iv) Interim #1 will then merge with and into Bank ("Merger 2").

Board of Directors
Lexington First Federal Mutual Holding Company
Lexington First Federal Savings Bank
Community National Corporation
____________, 1997
Page 5

         As a result of the merger of Interim #1 with and into the Bank, the shares of Interim #1 will convert into Bank Common Stock which will be the only shares of Bank Common Stock outstanding. The Bank thereby will become a wholly owned subsidiary of the Company operating under the name "Lexington First Federal Savings Bank." The outstanding Public Bank Shares, which amounted to 87,993 shares or 39.46% of the outstanding Bank Common Stock at ____________, 1997 will be converted into shares of Company Stock pursuant to a ratio (the "Exchange Ratio"), which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Company Stock to be outstanding upon the completion of the Stock Conversion and Reorganization as the percentage of Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Stock Conversion and Reorganization, before giving effect to: (i) the exercise of dissenters' rights of appraisal by the holders of any shares of Bank Common Stock; (ii) the payment of cash in lieu of issuing fractional Company Stock; and (iii) any shares of conversion stock purchased by the Bank's stockholders in the Offerings. The Company will sell the remainder of the shares of Company Stock to be outstanding in the Offerings. Pursuant to Merger 1, depositors of the Bank with account balances of $50.00 or more as of the close of business on December 31, 1995 (the "Eligible Account Holders") and depositors of the Bank with account balances of $50.00 or more as of the close of business on June 30, 1997 (the "Supplemental Eligible Account Holders") will be granted interests in a liquidation account (the "Liquidation Account") to be established by the Bank in an amount determined in accordance with the Plan.

         The Bank Conversion. As soon as possible following the completion of
         -------------------
the Stock Conversion and Reorganization, the Company, as the sole stockholder of the Bank, shall approve the Bank Conversion, whereby the Bank intends to convert from a federal stock savings bank to the National Bank. Under the Plan, the Board of Directors of the Bank may elect at any time not to proceed with the Bank Conversion.

         The purpose of the Bank Conversion is to provide the Bank with additional operating flexibility and to enhance its ability to provide a full range of banking products and services to its community. As with the Stock Conversion and Reorganization, the Bank Conversion will not interrupt the business of the Bank. The National Bank will succeed to all of the assets and liabilities of the Bank, and initially will continue to conduct business in substantially the same manner as the Bank prior to the Stock Conversion and Reorganization. Over time, however, it is anticipated that the National Bank will increase its origination of commercial real estate, commercial business and consumer loans, including automobile loans and home equity loans.

Board of Directors
Lexington First Federal Mutual Holding Company
Lexington First Federal Savings Bank
Community National Corporation
____________, 1997
Page 6

Management believes that the continued diversification of the National Bank's asset and deposit bases will enhance long-term earnings performance.

         The deposits of the National Bank will continue to be insured by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation ("FDIC"), and as such, the National Bank will continue to be subject to regulation and supervision by the FDIC. The National Bank will be subject to regulation and supervision of the Office of the Comptroller of the Currency rather than the Office of Thrift Supervision and will remain a member of the Federal Home Loan Bank of Cincinnati. As a national bank, the National Bank is also required to become a member of the Federal Reserve System. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of the Bank Conversion. All loans of the Bank will remain unchanged and retain their same characteristics in the National Bank immediately following the Bank Conversion.

                                    OPINION

         Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

         1. The conversion of MHC from mutual form to Interim #2 and its simultaneous merger into the Bank (Merger 1) will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. No gain or loss will be recognized by MHC upon the transfer of its assets to the Bank, or by the Bank upon the receipt of the assets of MHC, pursuant to Merger 1.

         3. The assets of MHC will have the same basis in the hands of the Bank as in the hands of MHC immediately prior to Merger 1.

         4. The holding period of the assets of MHC to be received by the Bank will include the period during which the assets were held by MHC prior to Merger 1.

         5. The merger of Interim #1 into the Bank (Merger 2) pursuant to which shares of Bank Common Stock will be converted into shares of Company Stock will constitute a reorganization under Code Section 368(a).

Board of Directors
Lexington First Federal Mutual Holding Company
Lexington First Federal Savings Bank
Community National Corporation
____________, 1997
Page 7

         6. No gain or loss will be recognized by Interim #1 upon the transfer of its assets to the Bank, or by the Bank upon the receipt of the assets of Interim #1, pursuant to Merger 2.

         7. No gain or loss will be recognized by the Company upon the receipt of shares of Bank Common Stock in exchange for shares of Company Stock (i.e., upon the automatic conversion of shares of Bank Common Stock for shares of Company Stock) pursuant to Merger 2.

         8. The assets of Interim #1 will have the same basis in the hands of the Bank as in the hands of Interim #1 immediately prior to Merger 2.

         9. The holding period of the assets of Interim #1 to be received by the Bank will include the period during which the assets were held by Interim #1 prior to Merger 2.

         10. No gain or loss will be recognized by the stockholders of the Bank to the extent they receive solely shares of Company Stock in exchange for their shares of Bank Common Stock pursuant to Merger 2.

         11. The gain, if any, to be realized by a Bank stockholder who receives Company Stock and cash (in lieu of fractional shares) in exchange for Bank Common Stock should be recognized, but not in excess of the amount of cash received.

         12. When cash is received by a dissenting stockholder of the Bank, such cash will be treated as received by the dissenting stockholder as a distribution in redemption of the stockholder's Bank Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         13. The basis of the shares of Company Stock received by the Bank's public stockholders pursuant to Merger 2 will be the same as the basis of the shares of Bank Common Stock surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares.

         14. The holding period of the shares of Company Stock received by the stockholders of the Bank pursuant to Merger 2 will include the holding period of the shares of Bank Common Stock surrendered in exchange therefor provided that such shares of Bank Common Stock were held as a capital asset on the date of the exchange.

Board of Directors
Lexington First Federal Mutual Holding Company
Lexington First Federal Savings Bank
Community National Corporation
____________, 1997
Page 8



         15. No gain or loss will be recognized by the Company upon the sale of shares of Company Stock pursuant to the Offerings.

         16. Each depositor of the Bank will recognize gain upon the receipt of his or her respective interest in the Liquidation Account established by the Bank pursuant to the Plan and the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the combined fair market value of a depositor's interest in such Liquidation Account and subscription rights over the depositor's basis in the former interests in the Bank other than deposit accounts. Persons who subscribe in the Stock Conversion and Reorganization but who are not depositors of the Bank will recognize gain upon the receipt of subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of such subscription rights over such person's former interests in the Bank, if any. Any such gain realized in the Stock Conversion and Reorganization would be subject to immediate recognition.

         17. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion and Reorganization.

         18. The basis of each Eligible Account Holder's interest in the Bank's Liquidation Account will be equal to the value, if any, of that interest.

         19. The basis to the holders of the shares of Company Stock purchased in the Offerings will be the amount paid therefor, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised.

         20. The holding period of the Common Stock acquired in the Stock Conversion and Reorganization pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised. The holding period of the Common Stock acquired in the Community Offering or Syndicated Community Offering will commence on the date following the date on which such stock is purchased.

         21. The Bank Conversion will constitute a reorganization within the meaning of Section 368(a) of the Code.

Board of Directors
Lexington First Federal Mutual Holding Company
Lexington First Federal Savings Bank
Community National Corporation
____________, 1997
Page 9

         22. The assets of the Bank will have the same basis in the hands of the National Bank as in the hands of the Bank immediately prior to the Bank Conversion.

         23. The holding period of the assets of the Bank to be received by the National Bank will include the period during which the assets were held by the Bank prior to the Bank Conversion.

         24. In accordance with recently enacted legislation, Public Law 104-188, the Bank and its successors (including the National Bank) will no longer be required to account for its tax bad debt reserves as under prior law. The prior law was applied in the following manner:

                      Following the Bank Conversion, the Bank will not qualify as a domestic building and loan association under the Code (see Rev. Rul. 90-54, 1990-1 C.B. 344). Accordingly, the
                       ---
                      National Bank will be required to restate the balance of its tax bad debt reserves as of the first day of its ineligibility year (the year in which the Bank Conversion occurs). (Prop. Treas. Reg. (S) 1.593-12(a)). The excess of the National Bank's actual tax bad debt reserve as of the close of the taxable year immediately preceding its ineligibility year over the restated balance of its tax bad debt reserves must be included in the gross income of the National Bank over six taxable years, beginning with the ineligibility year. (Prop. Treas. Reg. (S) 1.593-13(d)).

               Public Law 104-188 does require the Bank and its successors (including the National Bank) to recapture the applicable excess reserves into gross income ratably over a six taxable year period. The applicable excess reserves are the excess, if any, of
               (1) the balance of its reserves as of the close of its last taxable year beginning before January 1, 1996, over (2) the greater of the balance of (a) its pre-1988 reserves, or (b) what the National Bank's reserves would have been at the close of its last taxable year beginning before January 1, 1996, had the Bank always used the experience method (the six-year average method). Code Section 593(g).

               If the National Bank meets the residential loan requirement for a taxable year beginning in 1996 or 1997, the recapture of applicable excess reserves required to be taken into account will be suspended for the taxable year. The test is made separately to each taxable year and is limited to the first two taxable years beginning after December 31, 1995. The National Bank meets the residential loan

Board of Directors
Lexington First Federal Mutual Holding Company
Lexington First Federal Savings Bank
Community National Corporation
____________, 1997
Page 10

               requirement if loans made during the year are not less than its base amount. Base amount generally is the average of the principal amounts of residential loans made by the Bank during the six most recent tax years beginning before January 1, 1996. Code Section 593(g)(4).

         On September 22, 1994, the Internal Revenue Service (the "Service") issued Notice 94-93 in which it expressed its concern with transactions that invert the positions of related corporations ("Inversions"), including transactions that involve the transfer of stock of a corporation by its shareholders to a wholly-owned subsidiary of that corporation in exchange for newly issued shares of the subsidiary. In Notice 94-93, the Service stated that it would issue guidance, including regulations requiring either the recognition of income or gain or a reduction in the basis of the stock of one or more of the corporations involved in an Inversion. Because the automatic conversion of shares of Bank Common Stock for shares of Company Stock pursuant to Merger 2 would constitute the transfer of Bank Common Stock by the Bank's shareholders to the Company, a wholly-owned subsidiary of the Bank, in exchange for newly issued shares of Company Stock, the reorganization could constitute an Inversion within the meaning of Notice 94-93. However, the Service's concern in Notice 94-93 pertains to potential tax abuse that does not exist in such holding company formations as Merger 2, in which the assets of Company will consist solely of cash contributed to it by the Bank in an amount that is minimal in relation to Bank's total assets and net worth and in which the shares of Company originally owned by Bank will be cancelled. Accordingly, we do not believe that, applying the reasoning of the Service set forth in Notice 94-93, realization of income or gain by, or a reduction in the basis of the stock of, either the Bank or the Company would be required.

                               SCOPE OF OPINION

         Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign or other federal tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Stock Conversion and Reorganization or the Bank Conversion. Prior to that time, we undertake to update or supplement our opinion in the event of a material change in the federal income tax consequences set forth above and to file such revised opinion as an exhibit to the Registration Statement, and the MHC's Application for Conversion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or

Board of Directors
Lexington First Federal Mutual Holding Company
Lexington First Federal Savings Bank
Community National Corporation
____________, 1997
Page 11

more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                   CONSENTS

         We hereby consent to the filing of this opinion as an exhibit to the MHC's Application for Conversion and the Registration Statement.

         We also hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the reference to our firm in the Prospectus, which is a part of the Registration Statement, under the headings "The Conversion -- Tax Aspects" and "Legal Matters".

                                            Very truly yours,

                                            HOUSLEY KANTARIAN & BRONSTEIN, P.C.



                                            By:________________________________
                                                        Howard S. Parris